F4tie121221hcs

Exhibit 99

Additional Information

Harold C. Simmons and the following persons or entities related to him are the direct holders of the following percentages of the outstanding shares of common stock of NL Industries, Inc.

("NL"):

Valhi, Inc. ("Valhi")....................................83.0%

Harold C. Simmons.........................................2.2%

Annette C. Simmons........................................0.9%

Kronos Worldwide, Inc. ("Kronos")...............less than 0.1%

Harold C. Simmons and the following persons or entities related to him are the direct holders of the following percentages of the outstanding shares of common stock of Kronos:

Valhi....................................................50.0%

NL.......................................................30.4%

Annette C. Simmons........................................0.8%

Harold C. Simmons.........................................0.7%

Contran Corporation ("Contran").................less than 0.1%

Harold C. Simmons and the following persons or entities related to him are the direct holders of the following percentages of the outstanding shares of common stock of Valhi:

Valhi Holding Company ("VHC")............................92.6%

Harold Simmons Foundation, Inc. (the "Foundation")........0.7%

Harold C. Simmons.........................................0.5%

Contran Amended and Restated Deferred

  Compensation Trust (the "CDCT").........................0.3%

Annette C. Simmons........................................0.2%

The Combined Master Retirement Trust (the "CMRT")...................................................0.1%

The Annette Simmons Grandchildren's Trust

  (the "Grandchildren's Trust").................less than 0.1%

Contran Corporation ("Contran").................less than 0.1%

Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the

direct holder of 100% of the outstanding shares of common stock of VHC.  Contran is the holder of 100% of the outstanding shares of common stock of Dixie Rice.

Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr.

Simmons is the sole trustee, or is held by Mr. Simmons or

persons or other entities related to Mr. Simmons.  As sole

trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts.  Mr. Simmons, however, disclaims

beneficial ownership of, and a pecuniary interest in, any shares of Contran stock that the Trusts hold.

U.S. Bank National Association serves as the trustee of the

CDCT.  Contran established the CDCT as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred

compensation obligations that it owes to Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations,

Contran is obligated to satisfy the balance of such obligations as they come due.  Pursuant to the terms of the CDCT, Contran

(i) retains the power to vote the shares of common stock held directly by the CDCT, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial

owner of such shares.

Contran sponsors the CMRT, which permits the collective

investment by master trusts that maintain the assets of certain employee benefit plans Contran and related companies adopt.

Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT.  Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

The Foundation is a tax-exempt foundation organized for

charitable purposes.  Harold C. Simmons is the chairman of the board of the Foundation.

NL, NL Environmental Management Services, Inc., a wholly owned subsidiary of NL ("NL EMS"), and Kronos directly own 10,814,370 shares, 3,558,600 shares and 1,724,916 shares of Valhi common stock, respectively.  As already stated, Valhi directly holds

83.0% of the outstanding shares of NL common stock and 50.0% of the outstanding shares of Kronos common stock.  Pursuant to

Delaware law, Valhi treats the shares of Valhi common stock that

NL, NL EMS and Kronos own as treasury stock for voting purposes and for the purposes of this statement such shares are not

deemed outstanding.

Mr. Harold C. Simmons is chairman of the board and chief

executive officer of NL and chairman of the board of Kronos,

Valhi, VHC, Dixie Rice, Southwest and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Mr. Simmons may be deemed to control the entities described above and (b)

Mr. Simmons and certain of such entities may be deemed to

possess indirect beneficial ownership of shares of securities directly held by certain of such other entities. However, Mr.

Simmons disclaims beneficial ownership of, and a pecuniary

interest in, the securities beneficially owned, directly or

indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in the shares the CMRT

directly holds.

Annette C. Simmons is the wife of Harold C. Simmons.  Mr.

Simmons may be deemed to share indirect beneficial ownership of her shares.  Mr. Simmons disclaims beneficial ownership of all shares that his wife holds directly.  Mrs. Simmons disclaims beneficial ownership of all shares she does not hold directly.

Mr. and Mrs. Simmons are each a co-trustee of the

Grandchildren's Trust, the beneficiaries of which are the

grandchildren of Mrs. Simmons. They each have the power to vote and direct the disposition of the shares of the common stock the trust holds.  Mr. Simmons and his wife each disclaim beneficial ownership of, and a pecuniary interest in, any shares that this trust holds.